Exhibit 3.1

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

STANDARDAERO, INC.

The present name of the corporation is StandardAero, Inc. (the “Corporation”). The Corporation was incorporated under the name “Dynasty Parent Co., Inc.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on September 5, 2018 (as amended prior to the date hereof, the “Original Certificate”). This Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which amends, restates and integrates the provisions of the Original Certificate, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the Corporation’s stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Certificate is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is StandardAero, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street , in the City of Wilmington, County of New Castle, Delaware, 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended and supplemented from time to time, the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is [ ⚫ ], which shall be divided into two classes as follows:

[ ● ] shares of common stock, par value $0.01 per share (“Common Stock”); and

[ ● ] shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Immediately upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Corporation, each share of the Voting Common Stock, par value $0.01 per share, and each share of Non-Voting Common Stock, par value $0.01 per share, of the Corporation outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time (collectively, the “Old Stock”) shall be reclassified as, and become, one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reclassification”). The Reclassification shall occur automatically as of the Effective Time without any further action by the Corporation or the holders of the shares affected thereby and whether or not any certificates representing such shares are surrendered to the Corporation. Upon the Effective Time, each certificate that as of immediately prior to the Effective Time represented shares of Old Stock shall be deemed to represent a number of whole shares of Common Stock into which such shares of Old Stock shall have been reclassified pursuant to the Reclassification. All share numbers, dollar amounts and other provisions set forth herein give effect to the Reclassification. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Stock and all references to the Old Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be.

Section 1. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board”) and outstanding from time to time in accordance with the terms of this Certificate of Incorporation.

Section 2. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

Section 3. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Section 4. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide from time to time, by resolution or resolutions, for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate of designation relating thereto with the Secretary of State of the State of Delaware pursuant to the DGCL, setting forth such resolution or resolutions and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the terms of such series, the voting powers (full or limited, or no voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, and subject to the rights of the holders of any series of Preferred Stock then outstanding, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation. The terms, voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Unless otherwise provided in the certificate of designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series of Preferred Stock and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series of Preferred Stock.

Section 5. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). Except as otherwise expressly provided in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 6. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine, and the holders of Common Stock shall be entitled to share equally, identically and ratably, on a per share basis, in such dividends as may be declared by the Board from time to time with respect to the Common Stock out of the assets legally available therefor.

Section 7. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 8. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of Common Stock or Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to (a) the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) or (b) this Article V relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board; provided, however, that for so long as the Carlyle Majority Interest (on behalf of the Carlyle Stockholders) has the right to designate an Investor Designee (as defined below) pursuant to the Stockholders Agreement, the prior written consent of the Carlyle Majority Interest (on behalf of the Carlyle Stockholders) shall be required in order to increase the number of directors to a number exceeding nine. The directors of the Corporation (other than those directors who may be elected by the holders of any series of Preferred Stock), shall be divided into three classes, designated as Class I, Class II and Class III, as determined by the Board. At the first annual meeting of stockholders following the time at which the classification of the Board becomes effective (the “Classification Time”), the initial term of office of the Class I directors shall expire. At the second annual meeting of stockholders following the Classification Time, the initial term of office of the Class II directors shall expire. At the third annual meeting of stockholders following the Classification Time, the initial term of office of the Class III directors shall expire. Subject to any special rights of the holders of one or more series of Preferred Stock to elect directors, at each annual meeting of stockholders following the Classification Time, directors elected to succeed the directors who terms expire at such annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders following their election. No decrease in the number of directors shall shorten the term of any incumbent director. Any such director shall hold office until the annual meeting of stockholders at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office as of the Classification Time to their respective class.

Section 2. For so long as the Carlyle Majority Interest (on behalf of the Carlyle Stockholders) has the right to designate an Investor Designee pursuant to the Stockholders Agreement, without the prior written consent of the Carlyle Majority Interest (on behalf of the Carlyle Stockholders), each committee of the Board shall include such number of directors designated by the Carlyle Majority Interest (on behalf of the Carlyle Stockholders) (“Investor Designees”) such that the pro rata representation of the Investor Designees on such committee as a proportion of the full membership of such committee is not less than the pro rata representation of all of the Investor Designees as a proportion of the full Board; provided that the right of any such Investor Designee to serve on a committee shall be subject to the Company’s obligation to comply with any applicable independence requirements of a national securities exchange upon which the Company’s Common Stock is listed to which it is then subject and compliance with the requirements of Section 162(m) of the Internal Revenue Code to have a compensation committee comprised solely of two or more outside directors.

Section 3. Subject to any special rights of the holders of one or more outstanding series of Preferred Stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors; provided, however, that prior to the Trigger Event (as defined below), any or all of the directors may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors.

Section 4. Except as otherwise expressly required by law, and subject to any special rights of the holders of one or more outstanding series of Preferred Stock, any vacancies on the Board resulting from death, resignation, disqualification, removal, retirement or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by the stockholders; provided, however, that prior to the Trigger Event, and except as otherwise expressly required by law, and subject to any special rights of the holders of one or more outstanding series of Preferred Stock or the rights granted pursuant to the Stockholders Agreement, any vacancies on the Board resulting from death, resignation, disqualification, removal, retirement or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, by the sole remaining director, or by the stockholders. Notwithstanding the foregoing, for so long as the Stockholders Agreement remains in effect, the Carlyle Majority Interest (on behalf of the Carlyle Stockholders) shall have the right to fill any vacancy with an Investor Designee in the event that such vacancy is created at any time by the death, removal, or resignation of any director designated by the Carlyle Majority Interest (on behalf of the Carlyle Stockholders); provided that the Carlyle Majority Interest (on behalf of the Carlyle Stockholders) continues to have the right in accordance with this Certificate of Incorporation to designate such Investor Designee, and the vacancy so created may be filled solely by the Carlyle Majority Interest (on behalf of the Carlyle Stockholders), and may not be filled by the Board or any other person. Any director elected to fill a vacancy or newly created directorship shall hold office for a term that shall coincide with the remaining term of the class to which such director shall have been appointed and until such director’s successor shall have been elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 5. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to the Certificate of Incorporation (including any certificate of designation establishing such series of

Preferred Stock), and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to the certificate of designation establishing such series of Preferred Stock, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any certificate of designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including pursuant to any such certificate of designation), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification, retirement or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6. The directors of the Corporation need not be elected by written ballot unless the amended and restated bylaws of the Corporation (as in effect from time to time, the “Bylaws”) so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VI

STOCKHOLDERS

Section 1. At any time prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL. From and after the Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be effected by any consent in lieu of a meeting); provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 2. Except as otherwise required by law and subject to any special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board or the Chair of the Board, and such special meetings may not be called by stockholders or any other Person or Persons; provided, however, that prior to the Trigger Event, special meetings of stockholders of the Corporation may also be called, for any purpose or purposes, at any time by or at the direction of the Board or the Chair of the Board at the request of the Carlyle Majority Interest (on behalf of the Carlyle Stockholders).

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VII

LIABILITY

Section 1. No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII

CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1. In recognition and anticipation that (a) certain directors, principals, members, officers, associated funds, employees and/or other representatives of the Carlyle Stockholder and its Affiliates may serve as directors, officers or agents of the Corporation, (b) the Carlyle Stockholder, the GIC Stockholder and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of (i) the Carlyle Stockholder or any of its Affiliates, (ii) the GIC Stockholder or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons identified in (i), (ii) and (iii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2. None of the Identified Persons shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (b) competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation, except as provided in Section 3 of this Article VIII. Subject to Section 3 of this Article VIII, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

Section 3. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article VIII shall not apply to any such corporate opportunity.

Section 4. In addition to and notwithstanding the foregoing provisions of this Article VIII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (b) from its nature, is not in the line of the Corporation’s business (or is not under development and projected to grow into a material business for the Corporation) or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

Section 5. For purposes of this Article VIII, “Affiliate” shall mean (a) in respect of the Carlyle Stockholder, any Person that, directly or indirectly, is controlled by the Carlyle Stockholder, controls the Carlyle Stockholder or is under common control with the Carlyle Stockholder and shall include (i) any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any Person that is controlled by the Corporation) and (ii) any funds or vehicles advised by Affiliates of the Carlyle Stockholder, (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any Person that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 6. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII. Neither the alteration, amendment, addition to or repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE IX

INDEMNIFICATION

Section 1. The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE X

CHOICE OF FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This Article X is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Section 3. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. Subject to the provisions of this Article XI, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power. From and after the Trigger Event, notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of stock required by this Certificate of Incorporation (including any certificate of designation in respect of one or more series of Preferred Stock) or applicable law, the following provisions of this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article X, this Article XI or Article XII.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of capital stock of the Corporation required by this Certificate of Incorporation (including any certificate of designation in respect of one or more series of Preferred Stock), by the Bylaws or applicable law, from and after the Trigger Event, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE XII

DGCL SECTION 203 AND BUSINESS COMBINATIONS

Section 1. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 2. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

a)	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

b)

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

c)

at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 3. The restrictions contained in this Article XII shall not apply if a stockholder becomes an interested stockholder inadvertently and (a) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (b) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership.

Section 4. For purposes of this Article XII, references to:

a)	“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

b)

“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other person of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

c)

“Carlyle Stockholder Direct Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any of the Carlyle Stockholders beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

d)

“Carlyle Stockholder Indirect Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any Carlyle Stockholder Direct Transferee or any other Carlyle Stockholder Indirect Transferee beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

e)	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

i.

any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other person if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 2 of this Article XII is not applicable to the surviving entity;

ii.

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

iii.

any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

iv.

any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

v.

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

f)

“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other person shall be presumed to have control of such person, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such person.

g)

“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include or be deemed to include, in any case, (A) the Carlyle Stockholder or any of its respective current and future Affiliates (so long as such Affiliates remain an Affiliate) or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, any Carlyle Direct Transferee and any Carlyle Indirect Transferee or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

h)	“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

i.	beneficially owns such stock, directly or indirectly; or

ii.

has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

iii.

has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) of the definition of “owner” above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

i)	“person” means any individual, corporation, partnership, unincorporated association or other entity.

j)	“stock” means, with respect to any corporation, capital stock and, with respect to any other person, any equity interest.

k)	“voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XIII

MISCELLANEOUS

If any provision or provisions of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, any certificate of designation relating to any series of Preferred Stock and each portion of any paragraph of this Certificate of Incorporation or certificate of designation containing any such provision or provisions held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

When the terms of this Certificate of Incorporation refer to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof will be provided free of charge to any stockholder who makes a request therefor. Unless expressly provided herein or the context otherwise requires, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

ARTICLE XIV

DEFINITIONS

As used in this Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Affiliate” means, other than as set forth in Section 6 of Article VIII and Section 4 of Article XII, with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with the specified Person, including any partner, officer, director or member of the specified Person and, if the specified Person is a private equity fund, any investment fund now or hereafter managed by, or which is controlled by or is under common control with, one or more general partners or managing members of, or shares the same management company with, the specified Person or any investment fund, managed account vehicle, collective investment scheme or comparable investment vehicle (“Fund”) now or hereafter existing that shares the same management company or registered investment advisor with such Person or any Fund now or hereafter existing that is controlled by, under common control with, managed or advised by the same management company or registered investment advisor that controls, is under common control with, manages or advises the Fund that controls such Person. For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

Carlyle Majority Interest” shall mean, at any given time, the Carlyle Stockholders holding a majority in voting power of the outstanding shares of Common Stock held at that specified time by all Carlyle Stockholders.

“Carlyle Stockholder” means, collectively, (i) Carlyle Partners VII S1 Holdings II, L.P. (the “Initial Carlyle Stockholder”) and (ii) any Permitted Transferee or Affiliate of the Initial Carlyle Stockholder (x) which is issued shares of Common Stock or becomes the beneficial owner of any shares of Common Stock or is Transferred any shares of Common Stock by any other Person and (ii) which becomes a party to the Stockholders Agreement by executing a joinder agreement thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations).

“GIC Stockholder” means, collectively, Hux Investment Ptd Ltd. and its Affiliates and their respective Affiliates, subsidiaries, members, partners, directors, officers and employees.

“Permitted Transferee” means, with respect to the Carlyle Stockholder, (i) any Affiliate of such Carlyle Stockholder, (ii) any director, officer or employee of any Affiliate of such Carlyle Stockholder, (iii) any direct or indirect member or general or limited partner of such Carlyle Stockholder that is the transferee of shares of Common Stock pursuant to a pro rata distribution of shares of Common Stock by such Carlyle Stockholder to its partners or members, as applicable (or any subsequent transfer of such shares of Common Stock by the transferee to another Permitted Transferee) or (iv) any other transferee designated as a Permitted Transferee by such Carlyle Majority Interest.

“Person” means, other than as set forth in of Article XII, any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, trust, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Stockholders Agreement” means the Stockholders Agreement, dated as of [ ⚫ ], among the Corporation, the Carlyle Stockholder, the GIC Stockholder and the other stockholders party thereto, as may be amended and/or restated from time to time.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under the Stockholders Agreement.

“Trigger Event” means the first date on which the Carlyle Stockholders cease to beneficially own (directly or indirectly) at least 40% of the voting power of the outstanding shares of Common Stock. For the purpose of this Certificate of Incorporation, “beneficial ownership” or the phrase “beneficially own” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

* * * *

IN WITNESS WHEREOF, [ ● ] has caused this Certificate of Incorporation to be executed by its duly authorized officer on this _____ day of __________.

[ ● ]

By:	/s/
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]